Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Pacific Ventures Group, Inc.'s (the "Company") Registration Statement on Form S-8 to be filed on or about November 21, 2017 of our report dated April 7, 2017 with respect to the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K/A, Amendment No. 1, for the year ended December 31, 2016, filed with the Securities and Exchange Commission on October 16, 2017. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ Dylan Floyd Accounting & Consulting
Dylan Floyd Accounting & Consulting

Newhall, California
November 21, 2017